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                      September 16, 2022

       Jeffrey Jewell
       Chief Financial and Accounting Officer
       DT Midstream, Inc.
       500 Woodward Ave.
       Suite 2900
       Detroit, MI 48226-1279

                                                        Re: DT Midstream, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-40392

       Dear Mr. Jewell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation